iShares Trust

Screen #2 attachment for funds beyond series 99

186        ISHARES BARCLAYS 0-5 YEAR TIPS BOND FUND   N
189        ISHARES GLOBAL INFLATION-LINKED BOND FUND   N
190        ISHARES INTERNATIONAL INFLATION-LINKED BOND FUND    N
191        ISHARES FLOATING RATE NOTE FUND                                                                                                                              N

Please visit the iShares website for the most recent shareholder report if you need more information on any series higher than series 99. http://us.ishares.com/advisor_resources/resource_library/tax_legal_documents.htm